EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports First Quarter 2013 Results
Houston, Texas - May 3, 2013 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $42.5 million for the three months ended March 31, 2013, compared to a net loss of $19.3 million for the comparable 2012 period. Results include significant items of $21.4 million for the three months ended March 31, 2013 and $18.7 million for the comparable 2012 period related to development expenses primarily for the liquefaction facilities being developed at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Liquefaction Project") and derivative losses primarily due to the change in fair value of interest rate derivatives that were entered into by Sabine Pass Liquefaction, LLC ("Sabine Pass Liquefaction") in August 2012 in connection with its $3.6 billion senior secured credit facility (the "Liquefaction Credit Facility").
Results for the three months ended March 31, 2013 were also impacted by increases in general and administrative expenses of $15.6 million compared to the comparable 2012 period primarily due to increased costs incurred to manage the construction of Train 1 and Train 2, which resulted from a management services agreement entered into by Sabine Pass Liquefaction, in which Sabine Pass Liquefaction is required to pay a wholly owned subsidiary of Cheniere Energy, Inc. a monthly fee based upon the capital expenditures incurred in the previous month for the Liquefaction Project. These payments are being funded from proceeds received from the Liquefaction Project's equity and debt financings.
Overview of Recent Significant Events

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In February 2013, Sabine Pass Liquefaction issued an aggregate principal amount of $1,500 million of 5.625% Senior Secured Notes due 2021 (the "2021 Sabine Pass Liquefaction Notes"). In April 2013, Sabine Pass Liquefaction issued an additional $1,500 million of notes, including an aggregate principal amount of $500 million of the 2021 Sabine Pass Liquefaction Notes and $1,000 million of 5.625% Senior Secured Notes due 2023. The $500 million aggregate principal amount constitutes a further issuance of and forms a single series with the 2021 Sabine Pass Liquefaction Notes. Net proceeds from these offerings are intended to be used to pay capital costs incurred in connection with the construction of Train 1 and Train 2 of the Liquefaction Project in lieu of a portion of the commitments under the Liquefaction Credit Facility;

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In February 2013, we sold 17.6 million common units for net proceeds, after deducting expenses, of $372.4 million, which includes the general partner's proportionate capital contribution of approximately $7.4 million. We intend to use the proceeds from this offering for costs associated with the Liquefaction Project; and

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In March 2013, Sabine Pass Liquefaction entered into an LNG sale and purchase agreement ("SPA") with Centrica plc ("Centrica") that commences upon the date of first commercial delivery for Train 5 and includes an annual contract quantity of 91.25 million MMBtu of LNG and a fixed fee of $3.00 per MMBtu, equating to expected annual contracted cash flow from fixed fees of $274 million.

Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains"), each with a nominal production capacity of approximately 4.5 mmtpa. The Trains are in various stages of development.

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Train 1 and Train 2 have received all Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals. We have secured approximately $5.9 billion of required financing to construct Train 1 and Train 2 and have commenced construction. As of March 31, 2013, the overall project for Train 1 and Train 2 was approximately 26% complete. The estimated substantial completion dates for Train 1 and Train 2 are ahead of the contractual schedule for guaranteed substantial completion, and we anticipate that Train 1 will achieve initial LNG production in late 2015.

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Train 3 and Train 4 have received all FERC and DOE approvals, and we have entered into a lump sum turnkey EPC contract with Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") for Train 3 and Train 4. Construction of Train 3 and Train 4 and the related facilities is expected to commence upon, among other things, obtaining financing commitments sufficient to fund construction and making a positive final investment decision. We are in the process of securing the required financing for the construction of Train 3 and Train 4 and expect construction to begin in the first half of 2013.

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We recently began the development of Train 5 and Train 6. We have completed two SPAs for approximately 3.75 mmtpa, in aggregate, of LNG volumes that commence with the start of Train 5 operations. Bechtel has begun preliminary engineering on Train 5 and Train 6, and we have commenced the regulatory approval process. In February 2013, we commenced the National Environmental Policy Act ("NEPA") pre-filing process with FERC, and we expect to file a formal application with FERC in the second half of 2013. In February 2013 and in April 2013, we filed export applications with the DOE for exports to all current and future countries with which the U.S. has a Free Trade Agreement ("FTA") as well as to any country with which the U.S. does not have an FTA in effect for the SPA with Total Gas & Power North America, Inc. and the Centrica SPA, respectively.

Liquefaction Project Timeline

Target Date
Sabine Pass Liquefaction
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	Initiated Filings
Definitive commercial agreements	Completed 7.7 mmtpa	Completed 8.3 mmtpa
- BG Gulf Coast LNG, LLC	4.2 mmtpa	1.3 mmtpa
- Gas Natural Fenosa	3.5 mmtpa
- KOGAS		3.5 mmtpa
- GAIL (India) Ltd.		3.5 mmtpa
- Total Gas & Power N.A.			2.0 mmtpa
- Centrica plc			1.75 mmtpa
EPC contract	Completed	Completed	2H14
Financing commitments		1H13	1H15
- Equity	Received
- Debt	Received
FERC authorization	Received	Received	2H14
- Certificate to commence construction	Received	Received
Commence construction	Completed	1H13	1H15
Commence operations	2015/2016	2016/2017	2018
2013 Distributions
We estimate that the annualized distribution to common unitholders for fiscal year 2013 will be $1.70 per unit. We will pay a cash distribution per common unit of $0.425 to unitholders of record as of May 1, 2013, and the related general partner distribution on May 15, 2013.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast.  The Sabine Pass LNG terminal has regasification facilities that include existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels of up to 265,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.  Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the

"Liquefaction Project"). Cheniere Partners plans to construct over time up to six natural gas liquefaction trains (“Trains”, each in sequence, “Train 1”, “Train 2”, “Train 3”, “Train 4”, “Train 5” and “Train 6”), which are in various stages of development. Each Train is expected to have a nominal annual capacity of approximately 4.5 mmtpa.  Cheniere Partners' wholly owned subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”), has entered into lump sum turnkey contracts for the engineering, procurement and construction of Train 1, Train 2, Train 3 and Train 4 with Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel").  Sabine Pass Liquefaction has commenced construction of Train 1 and Train 2 and the related new facilities needed to treat, liquefy, store and export natural gas. Construction of Train 3 and Train 4 and the related facilities is expected to commence upon, among other things, obtaining financing commitments sufficient to fund construction of such Trains and making a positive final investment decision. Sabine Pass Liquefaction recently began the development of Train 5 and Train 6 and commenced the regulatory process in February 2013. Sabine Pass Liquefaction has also entered into six third-party LNG sale and purchase agreements ("SPAs"). The customers include BG Gulf Coast LNG, LLC ("BG") for 5.5 mmtpa, Gas Natural Aprovisionamientos SDG S.A. ("Gas Natural Fenosa") for 3.5 mmtpa, Korea Gas Corporation ("KOGAS") for 3.5 mmtpa, GAIL (India) Ltd. ("GAIL") for 3.5 mmtpa, Total Gas & Power North America, Inc. ("Total") for 2.0 mmtpa and Centrica plc (“Centrica”) for 1.75 mmtpa.  In addition, Sabine Pass Liquefaction has entered into an SPA with Cheniere Marketing, LLC ("Cheniere Marketing") for up to 2.0 mmtpa of LNG that is produced but not already committed to third parties. The BG and Cheniere Marketing SPAs commence with the start of Train 1 operations and the Gas Natural Fenosa SPA commences with the start of Train 2 operations.  The KOGAS and GAIL SPAs commence with the start of Train 3 and Train 4 operations, respectively, and the Total and Centrica SPAs commence with the start of Train 5 operations. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.
For additional information, please refer to the Cheniere Energy Partners, L.P. website at www.cheniereenergypartners.com and Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended
	March 31,
	2013 (2)	2012 (2)
Revenues
Revenues	$65,563	$66,958
Revenues—affiliate	511	2,365
Total revenues	66,074	69,323

Expenses
Operating and maintenance expense	8,018	6,112
Operating and maintenance expense—affiliate	6,168	2,998
Depreciation expense	10,650	10,629
Development expense	3,484	16,669
Development expense—affiliate	451	1,231
General and administrative expense	3,231	1,681
General and administrative expense—affiliate	19,156	5,112
Total expenses	51,158	44,432

Income from operations	14,916	24,891

Other income (expense)
Interest expense, net	(40,262)	(43,458)
Derivative loss, net	(17,468)	(836)
Other	327	71
Total other expense	(57,403)	(44,223)

Net loss	$(42,487)	$(19,332)

Basic and diluted net income per common unit	$0.10	$0.23

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	45,547	31,017

	March 31, 2013 (3)	December 31, 2012 (3)
Cash and cash equivalents	$456,852	$419,292
Restricted cash and cash equivalents	252,854	92,519
LNG Inventory	2,157	2,625
Other current assets (4)	21,024	18,108
Non-current restricted cash and cash equivalents	1,466,602	272,425
Property, plant and equipment, net	3,241,990	2,704,895
Debt issuance costs, net	245,804	220,949
Other assets	22,248	17,465
Total assets	$5,709,531	$3,748,278

Current liabilities (4)	$284,542	155,410
Long-term debt, net of discount	3,668,286	2,167,113
Deferred revenue, including affiliate	37,673	36,220
Long-term derivative liability	21,978	26,424
Other liabilities (4)	300	303
Total partners' capital	1,696,752	1,362,808
Total liabilities and partners' capital	$5,709,531	$3,748,278

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months ended March 31, 2013 and 2012.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Energy Partners, L.P. and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259